Exhibit 99.1
Company:	Jack Henry & Associates, Inc.	Analyst Contact:	Kevin D. Williams
	663 Highway 60, P.O. Box 807		Chief Financial Officer
	Monett, MO 65708		(417) 235-6652

		IR Contact:	Jon Seegert
Director of Investor Relations
(417) 235-6652

FOR IMMEDIATE RELEASE

JACK HENRY & ASSOCIATES FISCAL YEAR ENDS WITH 19 PERCENT INCREASE
IN EARNINGS PER SHARE

Monett, MO. August 21, 2007 - Jack Henry & Associates, Inc. (Nasdaq: JKHY), a leading provider of integrated technology solutions and outsourced data processing for financial institutions, today announced fiscal 2007 results. Total revenue increased 13 percent over prior fiscal year to $668.1 million, gross profit grew 12 percent to $286.2 million, and net income increased to $104.7 million or 16 percent over the prior fiscal year.

For the quarter ended June 30, 2007, the company generated total revenue of $181.3 million compared to $162.3 million in the same quarter a year ago. Gross profit increased to $78.2 million compared to $70.7 million in the fourth quarter of last fiscal year. Net income totaled $29.1 million, or $0.32 per diluted share, compared to $25.4 million, or $0.27 per diluted share in the same quarter a year ago.

In fiscal 2007, total revenue was $668.1 million compared to $592.2 million in fiscal 2006. Gross profit increased to $286.2 million compared to $256.4 million during last fiscal year. Net income for the current year was $104.7 million, or $1.14 per diluted share, compared to $89.9 million, or $0.96 per diluted share for the prior year.

According to Jack Prim, CEO, "We are very pleased to announce record revenues and net income for the quarter and fiscal year.  Our revenue growth of 12% in the quarter and 13% for the fiscal year was primarily organic. While our license revenue was below expectations for the quarter and fiscal year; the increase in support and services and hardware revenue continued to offset any shortfall. Our managers and employees continued to focus on the business which enabled us to leverage our revenue growth into a 16% increase in net income and a 19% increase in EPS.  While paying close attention to our financial performance we also maintained our ongoing focus on meeting our customers needs, and continue to have industry leading customer satisfaction ratings."

Operating Results

"We continue to experience strong demand in both of our banking and credit union segments for our products and services. This strong demand is both inside our core base of financial institutions through our Jack Henry Banking and Symitar brands and through the products marketed under our ProfitStars brand to non-core customers," stated Tony Wormington, President.  "It is our belief that this continuing demand for our products and services is a direct result of our continued focus on our overall strengths.  This provides our customers with powerful and flexible technology either through a best-of-suite solution or individual best-of-breed point product approach, coupled with our fundamental commitment to provide outstanding service, which allows them to run their institution securely, efficiently and profitably."

License revenue for the fourth quarter was $24.3 million, or 13 percent of fourth quarter total revenue, compared to $25.7 million, or 16 percent of the fourth quarter total revenue a year ago. Support and service revenue increased 17 percent to $133.2 million, or 73 percent of total revenue in fourth quarter of fiscal 2007 from $113.7 million, or 70 percent of total revenue for the same period a year ago. There was strong growth in all support and service revenue components for the fourth quarter. EFT Support, which includes ATM/debit card processing, bill pay, remote capture and Check 21 transaction processing services, was the largest contributor with growth of $7.2 million or 33% in the fourth quarter compared to the same quarter a year ago. Hardware sales in the fourth quarter of fiscal 2007 increased 3 percent to $23.7 million, or 13 percent of total revenue, from $23.0 million, or 14 percent of total revenue in the fourth quarter of last fiscal year.

For the fiscal year 2007, license revenue decreased to $76.4 million, or 11 percent of total revenue, compared to $84.0 million, or 14 percent of total revenue a year ago. Support and service revenue contributed 75 percent of total revenue or $503.3 million of the total revenue for the current fiscal year, compared to $425.7 million, or 72 percent of total revenue for the prior fiscal year. The increase in support and service revenue is due to solid increases in every component of this revenue line for the fiscal year 2007 compared to fiscal year 2006, particularly electronic payments which had growth of $28.9 million or 38% during fiscal year 2007 compared to fiscal year 2006. Hardware sales for the fiscal year were $88.3 million compared to $82.5 million for the same period last year. Hardware revenue was 13 percent of total revenue for fiscal 2007 compared to 14 percent of revenue in fiscal 2006.

Cost of sales for the fourth quarter increased to $103.1 million from $91.6 million for the fourth quarter in fiscal 2006. Fourth quarter gross profit increased 11 percent to $78.2 million with a 43 percent gross margin, compared to $70.7 million and a 44 percent gross margin for the same period a year ago.

Cost of sales for fiscal year 2007 increased 14 percent to $381.9 million from $335.8 million for fiscal year 2006. Gross profit for fiscal 2007 increased 12 percent to $286.2 million compared to $256.4 million for fiscal 2005. Gross margin was 43 percent in both fiscal years.

Gross margin on license revenue for the fourth quarter of fiscal 2007 was 91 percent compared to 98 percent a year ago for the same period. Gross margins on license revenue for fiscal 2007 and fiscal 2006 were 94 percent and 97 percent, respectively. The decrease in this gross margin is directly attributable to the sales mix of third party products delivered.

Support and service gross margin increased to 38 percent in the fourth quarter of fiscal 2007 from 35 percent in the fourth quarter of the prior year. Support and service gross margin increased to 38 percent in fiscal 2007 from 36 percent for fiscal 2006. Support and service gross margins have improved due to the continued increase in electronic processing transactions which yield higher margins than other components of support and service. Hardware gross margins were lower for the fourth quarter at 23 percent compared to 25 percent for the same quarter last year. The hardware gross margin for fiscal year 2007 was 26 percent, while fiscal year 2006 hardware gross margin was 27 percent, primarily due to sales mix along with reduced vendor rebates received on hardware sold during the current year.

Operating expenses increased 7 percent in the final quarter of fiscal 2007 compared to the same quarter a year ago primarily due to increased labor related costs, including an increase in headcount. Selling and marketing expenses decreased 3 percent in the current year fourth quarter to $13.6 million, or 7 percent of total revenue, from $14.0 million, or 9 percent of prior year fourth quarter revenue. Research and development expenses increased 9 percent to $9.5 million from $8.7 million, while remaining at 5 percent of total revenue for the fourth quarters in fiscal 2007 and 2006. General and administrative costs increased 24 percent in the current year fourth quarter to $9.9 million from $8.0 million in the fourth quarter of fiscal 2006. The fourth quarter in both fiscal years remained at 5 percent of revenue.

Operating expenses increased 9 percent for the 2007 fiscal year to $127.6 million from $117.1 million for fiscal 2006, primarily due to employee related expenses from increased commission expense and labor related costs, including an increase in headcount. Selling and marketing expenses rose 2 percent for the current year to $51.0 million, or 8 percent of total revenue from $50.0 million, also 8 percent of total revenue, compared to a year ago. Research and development expenses increased 13 percent to $36.0 million from $31.9 million, while remaining at 5 percent of total revenue for both fiscal years. General and administrative costs increased 15 percent to $40.6 million or 6 percent of revenue for the current fiscal year from $35.2 million, also 5 percent of revenue for the 2006 fiscal year.

Operating income increased 13 percent to $45.2 million, or 25 percent of fourth quarter revenue, compared to $40.0 million, also 25 percent of revenue in the fourth quarter of fiscal 2006. Operating income increased 14 percent to $158.6 million compared to $139.4 million in fiscal 2006. Operating income was 24 percent of revenue for both years.

Provision for income taxes increased 10 percent in the current fourth quarter compared to the same quarter in fiscal 2006. Provision for income taxes for the current fiscal year increased 11 percent and is 34.6 percent of income before income taxes compared to 35.8 percent of income before income taxes for fiscal 2006. The effective tax rate change is due to the renewal of the Research and Experimentation Credit retroactive to January 1, 2006. Fourth quarter net income totaled $29.1 million, or $0.32 per diluted share, compared to $25.4 million, or $0.27 per diluted share in the fourth quarter of fiscal 2006. Fiscal year 2007 net income totaled $104.7 million, or $1.14 per diluted share, compared to $89.9 million, or $0.96 per diluted share in the prior year.

According to Kevin Williams, CFO, "The operating results of the quarter and the year were in-line with our expectations. Our net income increased during the year with the assistance of the change in our effective tax rate due to the extension of the Research and Development Credit ("the R&D Tax Credit") which was retroactive to January 1, 2006. This extension required the recording of an additional six months of R&D credit during the fiscal year related to fiscal 2006, which created a significant tax benefit (approximately $3.0 million or $.03 per diluted share) for fiscal 2007. Our effective tax rate for fiscal 2008 will be dependent somewhat on whether this credit will be extended again as it is now scheduled to lapse on December 31, 2007, and until it is extended we will have to assume in our quarterly provision that it will not be renewed, therefore we are anticipating a higher effective tax rate for fiscal year 2008".

For the fourth quarter of 2007, the bank systems and services segment revenue increased 13 percent to $150.9 million, with a gross margin of 43 percent from $133.6 million and a gross margin of 45 percent in the same quarter a year ago. The credit union systems and services segment revenue increased 6 percent to $30.4 million with a gross margin of 44 percent for the fourth quarter of 2007 from $28.7 million and a gross margin of 37 percent in the same period a year ago.

In fiscal year 2007, the bank systems and services segment revenue increased 15 percent to $557.5 million, with a gross margin of 44 percent from $482.9 million, also with a gross margin of 44 percent a year ago. The credit union systems and services segment revenue increased 1 percent to $110.6 million for the fiscal 2007 year, from $109.3 million in fiscal 2006. Both years ended with a gross margin of 38 percent.

Balance Sheet, Cash Flow, and Backlog Review

At June 30, 2007, cash and cash equivalents increased to $88.6 million from $74.1 million at June 30, 2006. Trade receivables increased 16 percent, or $28.9 million, to $209.2 million compared to $180.3 million a year ago. The increase in receivables is primarily due to increased revenues. Note payable increased from $50.2 million a year ago to $70.5 million at June 30, 2007. Deferred revenue increased $26.8 million or 14 percent to $212.6 million at June 30, 2007, compared to $185.7 million a year ago. Stockholders' equity grew 4 percent to $598.4 million at June 30, 2007, from $575.2 million a year ago.

Backlog increased 8 percent at June 30, 2007 to $239.3 million ($68.1 million in-house and $171.2 million outsourcing) from $222.0 million ($66.4 million in-house and $155.6 million outsourcing) at June 30, 2006. Backlog also increased 8 percent when compared to March 31, 2007, at $221.2 million ($61.4 million in-house and $159.8 million outsourcing).

Cash provided by operations totaled $174.2 million in the current year compared to $169.4 million last year. The following table summarizes net cash (in thousands) from operating activities:
	Year ended June 30,
	2007	2006

Net income	$ 104,681	$ 89,923
Non-cash expenses	59,553	52,788
Change in receivables	(28,853)	30,413
Change in deferred revenue	24,576	10,561
Change in other assets and liabilities	14,290	(14,247)

Net cash from operating activities	$ 174,247	$ 169,438

Cash used in investing activities for the fiscal year ended June 2007 was $92.9 million and includes payments for acquisitions of $34.0 million, plus $5.3 million paid on earn-outs and other acquisition adjustments. During fiscal 2006, payments for acquisitions totaled $19.3 million, plus $1.4 million paid on earn-outs from prior acquisitions. Capital expenditures for fiscal 2007 were $34.2 million compared to $45.4 million for fiscal 2006. Capital expenditures were higher in fiscal 2006 due primarily to a conversion to a new accounting software system and the acquisition of additional facilities during that year. Cash used for software development in fiscal 2007 was $20.7 million compared to $16.1 million during the prior year.

Net cash used in financing activities for the current fiscal year is $66.9 million and includes the repurchase of 4.3 million shares of our common stock for $98.4 million and the payment of dividends of $21.7 million. Cash used in financing activities was partially offset by proceeds of $29.2 million from the exercise of stock options and the sale of common stock, $4.6 million from excess tax benefits from stock option exercises and $19.4 million from net borrowings on revolving credit facilities. During fiscal 2006, net cash used in financing activities included the repurchase of our common stock for $41.8 million and the payment of dividends of $18.4 million. As in the current year, cash used in fiscal 2006 was partially offset by proceeds from the exercise of stock options and the sale of common stock of $20.6 million, $4.7 million from excess tax benefits from stock option exercises and $5.1 million from net borrowings on revolving credit facilities.

About Jack Henry & Associates

Jack Henry & Associates, Inc. is a leading provider of integrated computer systems and processor of ATM/debit card/ACH transactions for banks and credit unions.  Jack Henry markets and supports its systems throughout the United States, and has more than 8,700 customers nationwide.  For additional information on Jack Henry, visit the company's Web site at www.jackhenry.com . The company will hold a conference call on August 22nd; at 7:45 a.m. Central Time and investors are invited to listen at www.jackhenry.com.

Statements made in this news release that are not historical facts are forward-looking information. Actual results may differ materially from those projected in any forward-looking information. Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated by any forward-looking information. Additional information on these and other factors, which could affect the Company's financial results, are included in its Securities and Exchange Commission (SEC) filings on Form 10-K, and potential investors should review these statements. Finally, there may be other factors not mentioned above or included in the Company's SEC filings that may cause actual results to differ materially from any forward-looking information.

Condensed Consolidated Statements of Income (Unaudited)
(In Thousands, Except Per Share Data)

	Three Months Ended		%	Twelve Months Ended		%
	June 30,		Change	June 30,		Change
	2007	2006		2007	2006

REVENUE
License	$ 24,346	$ 25,704	-5%	$ 76,403	$ 84,014	-9%
Support and service	133,223	113,653	17%	503,317	425,661	18%
Hardware	23,731	22,953	3%	88,342	82,530	7%

Total	181,300	162,310	12%	668,062	592,205	13%

COST OF SALES
Cost of license	2,080	583	257%	4,277	2,717	57%
Cost of support and service	82,655	73,828	12%	312,138	272,383	15%
Cost of hardware	18,366	17,172	7%	65,469	60,658	8%

Total	103,101	91,583	13%	381,884	335,758	14%

GROSS PROFIT	78,199	70,727	11%	286,178	256,447	12%
Gross Profit Margin	43%	44%		43%	43%

OPERATING EXPENSES
Selling and marketing	13,579	13,974	-3%	51,045	50,006	2%
Research and development	9,453	8,687	9%	35,962	31,874	13%
General and administrative	9,926	8,035	24%	40,617	35,209	15%

Total	32,958	30,696	7%	127,624	117,089	9%

OPERATING INCOME	45,241	40,031	13%	158,554	139,358	14%

INTEREST INCOME (EXPENSE)
Interest income	786	467	68%	3,406	2,066	65%
Interest expense	(803)	(458)	75%	(1,757)	(1,355)	30%

Total	(17)	9	-289%	1,649	711	132%

INCOME BEFORE INCOME TAXES	45,224	40,040	13%	160,203	140,069	14%

PROVISION FOR INCOME TAXES	16,123	14,634	10%	55,522	50,145	11%

NET INCOME	$ 29,101	$ 25,406	15%	$ 104,681	$ 89,924	16%

Diluted net income per share	$ 0.32	$ 0.27		$ 1.14	$ 0.96

Diluted weighted avg shares outstanding	91,237	93,124		92,032	93,787

Consolidated Balance Sheet Highlights
(In Thousands-unaudited)	June 30,		% Change
	2007	2006

Cash, cash equivalents and investments	$ 89,606	$ 76,320	17%
Receivables	209,242	180,295	16%
TOTAL ASSETS	999,340	906,067	10%

Accounts payable and accrued expenses	$ 60,443	$ 46,849	29%
Note payable	70,503	50,241	40%
Deferred revenue	212,556	185,719	14%
Stockholder's Equity	598,365	575,212	4%

(THIRTY)